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                                                           EXHIBIT 5.02


       [LETTERHEAD OF RAVIN, SARASOHN, COOK, BAUMGARTEN, FISCH & BAIME]





                                April 28, 1994



Resorts International Hotel, Inc.
1133 Boardwalk
Atlantic City, New Jersey  08401

Ladies and Gentlemen:

        At your request, we have examined the form of Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission (the "Registration Statement") by Resorts International, Inc., a Delaware corporation ("RII"), Resorts International Hotel, Inc., a New Jersey corporation ("RIH"), and Resorts International Hotel Financing, Inc., a Delaware corporation ("RIHF"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of (i) up to $125 million aggregate principal amount of RIHF's 11 percent Mortgage Notes due 2003 (the "11%
Mortgage Notes"); (ii) the guarantees of RIH relating to the 11% Mortgage Notes (the "11% Mortgage Note Guarantees"); (iii) up to $35 million aggregate principal amount of RIHF's 11.375 percent Junior Mortgage Notes principal amount due 2004 (the "Junior Notes" and, together with the 11% Mortgage Notes, the "Notes") to be issued as units with RII's Class B Redeemable Common
Stock, par value $.01 per share (the "Class B Common Stock"); (iv) the guarantees of RIH relating to the Junior Notes (the "Junior Note Guarantees"); and (v) shares of RII's Common Stock, par value $.01 per share (the "RII Common Stock" and, together with the Class B Common stock, the "Common Stock").

        The Notes, the Common Stock and certain additional consideration, will be issued in exchange for a portion of RII's outstanding Senior Secured Redeemable Notes that were due April 15, 1994, issued in two series, pursuant to that certain Joint Plan of Reorganization (the "Plan") under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") proposed by RII, RIH, RIHF, P.I. Resorts Limited ("PIRL") and GGRI, Inc., a Delaware corporation ("GRI"), for the restructuring of the debt and equity capitalization of RII and GRI.
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        RIH will issue the 11% Mortgage Note Guarantees pursuant to the terms of an Indenture (the "11% Mortgage Note Indenture") to be entered into among RIHF, RIH and State Street Bank and Trust Company of Connecticut, National Association, as Trustee (the "11% Mortgage Note Trustee"). RIH will issue the Junior Note Guarantees pursuant to an Indenture (the "Junior Note Indenture") to be entered into among RIHF, RIH and U.S. Trust Company of California, N.A., as Trustee (the "Junior Note Trustee"). Forms of the 11% Mortgage Note Indenture and the Junior Note Indenture are included as exhibits to the Registration Statement.

        In arriving at the following opinion, we have relied, among other things, upon our examination of such corporate records, certificates of officers of RIH and such other materials as we have deemed appropriate. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified or conformed copies or photocopies or facsimiles.

        Based upon the foregoing examination and in reliance thereon, and subject to the completion, prior to the issuance of the 11% Mortgage Note Guarantees and the Junior Note Guarantees, of all proceedings relating to the Plan, and subject to receipt from the Securities and Exchange Commission of an order declaring the Registration Statement effective and to such other matters discussed herein, it is our opinion that:

        1. The 11% Mortgage Note Guarantees, when issued in accordance with the terms of the 11% Mortgage Note Indenture (assuming due execution and delivery of the 11% Mortgage Note Indenture by the parties thereto and due authentication of the 11% Mortgage Notes and the 11% Mortgage Note Guarantees by the 11% Mortgage Note Trustee), will be binding obligations of RIH.

        2. The Junior Note Guarantees, when issued in accordance with the terms of the Junior Note Indenture (assuming due execution and delivery of the Junior Note Indenture by the parties thereto and due authentication of the Junior Notes and Junior Note Guarantees by the Junior Note Trustee), will be binding obligations of RIH.

        Our opinion is subject to (i) the effect of applicable bankruptcy, reorganization, insolvency, moratorium, arrangement and other laws affecting creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances, fradulent transfers and preferential

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transfers; (ii) the limitations imposed by general principles of equity
(regardless of whether such enforceability is considered in a proceeding at law or in equity) and public policy; (iii) our assumption that (a) there exist no agreements, understandings or negotiations among the parties to the 11% Mortgage
Note Indenture of Junior Note Indenture that would modify the terms of such Indentures or of the documents and instruments referred to therein or herein or the respective rights or obligations of the parties thereunder or under the documents and instruments referred to therein or herein, including, without limitation, the 11% Mortgage Note Guarantees or the Junior Note Guarantees; (b) the obligations of the parties to the 11% Mortgage Note Indenture and Junior
Note Indenture thereto, other than RIH, are binding and enforceable; and (c) there is adequate consideration to support the 11% Mortgage Note Guarantees and Junior Note Guarantees. We render no opinion regarding any collateralization of the 11% Mortgage Note Guarantees and Junior Note Guarantees or compliance with federal or state securities laws.

        We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the United States of America and the State of New Jersey. We note that the 11% Mortgage Note Indenture and Junior Note Indenture and the 11% Mortgage Note Guarantees and Junior Note Guarantees being issued, respectively, thereunder, are governed by the laws of the State of New York and that we have assumed for purposes of this opinion that the laws of the State of New York are in conformity with the laws of the State of New Jersey. In rendering this opinion, we assume no obligation to revise or supplement the opinion should the law, or the interpretations thereof, be changed. Further, this firm has been retained as special counsel to RIH in connection with the matters covered hereby and has not participated in the proceedings relating to the Plan or the preparation of the Registration Statement.

        We consent to the use of this opinion as an exhibit to the Registration Statement and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement which forms a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder. This opinion is solely for the benefit of the addressee hereof.

                                  Very truly yours,



                                  /s/ RAVIN, SARASOHN, COOK, BAUMGARTEN,
                                      FISCH & BAIME, P.C.